Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CLEVELAND BIOLABS, INC.

Cleveland Biolabs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.	The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) is hereby amended and restated to read in its entirety as follows:

“FOURTH:  The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 170,000,000 shares, which shall be divided as follows: (i) 160,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).”

2.
The aforementioned amendment was duly adopted in accordance with the provisions of Section 242 of the Act and has been consented to by the stockholders, with proper notice given, in accordance with Section 228 of the Act.

*     *     *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 20th day of June, 2013.

Cleveland Biolabs, Inc.

/s/ Yakov Kogan
Yakov Kogan
Chief Executive Officer